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                                 Exhibit 23(d)5               Small/Mid Cap CORE

             Amendment No. 3 to the Investment Management Agreement
                between John Hancock Variable Series Trust I and
                       John Hancock Life Insurance Company

     Reference is made to that certain Investment Management Agreement dated as of April 14, 1998, by and between John Hancock Variable Series Trust I and John Hancock Life Insurance Company (formerly "John Hancock Mutual Life Insurance Company"), as amended, (the "Agreement").

     Subsection (a) of Section 5 of the Agreement, pertaining to the investment advisory fee for the Small/Mid Cap CORE Fund, is hereby deleted and the following inserted in its place:

          (a)  For the Small/Mid Cap CORE Fund:

               (i) 1.05% on an annual basis of the first $100,000,000 of the Current Net Assets of such Fund; and

               (ii) 1.00% on an annual basis for that portion of the Current Net
                    Assets in excess of $100,000,000 of such Fund

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and to take effect October 7, 2002.

                                        JOHN HANCOCK VARIABLE SERIES TRUST I


Attest: /s/ Arnold R. Bergman           By: /s/ Michele G. Van Leer
        -----------------------------       ------------------------------------
                                                Michele G. Van Leer
                                                Chairman


                                        JOHN HANCOCK LIFE INSURANCE COMPANY


Attest: /s/ Arnold R. Bergman           By: /s/ Robert R. Reitano
        -----------------------------       ------------------------------------
                                                Robert R. Reitano
                                                Senior Vice President
                                                 and Chief Investment Strategist

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